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                   TECHNOLOGY AND ENVIRONMENTAL SERVICES AGREEMENT

         This TECHNOLOGY AND ENVIRONMENTAL SERVICES AGREEMENT (this "AGREEMENT") is made as of October 6, 1997, by and among FMC Corporation, a Delaware corporation ("FMC"), and United Defense Industries, Inc. (formerly known as Iron Horse Acquisition Corp.), a Delaware corporation ("BUYER"). FMC and Buyer are referred to herein collectively as the "PARTIES" and individually as a "PARTY."

                                 W I T N E S S E T H:

         WHEREAS, prior to the date hereof, FMC's Corporate Technology Center ("CTC") and other business units of FMC have provided certain technology, environmental and other similar services to United Defense, L.P. ("UDLP") and FMC;

         WHEREAS, pursuant to that certain Purchase Agreement, dated as of August 25, 1997, by and among FMC, Harsco Corporation, Harsco UDLP Corporation and Buyer (the "PURCHASE AGREEMENT"), FMC has agreed to transfer to UDLP at the Closing (i) all of FMC's right, title and interest in and to CTC (other than the real property associated therewith) and (ii) certain personnel performing CTC and corporate services for FMC and UDLP prior to the Closing (the "SERVICE PERSONNEL"), and Buyer has agreed to acquire all of the outstanding partnership interests of UDLP;

         WHEREAS, FMC desires that, after the Closing, Buyer, UDLP or another Affiliate of Buyer continue to provide to FMC certain of such services formerly provided by CTC to FMC for the term specified herein; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

         1. APPLICABLE SERVICES. Upon the terms and subject to the conditions set forth in this Agreement, during the term of this Agreement as set forth in Section 4 below (the "SERVICE PERIOD"), Buyer shall provide, or cause its Affiliates to provide, to FMC or its Affiliates, from the date of this Agreement and for the period of time set forth in Section 4 with respect to each of the services, the respective services set forth on ANNEX A attached hereto, and such other assistance as may be agreed upon by FMC and Buyer during the Service Period, in the manner and at a relative level of service, where applicable, consistent in all material respects with that provided by the Service Personnel prior to the date hereof. Unless otherwise agreed by FMC and Buyer, such services shall be provided at the cost specified beside each such service on ANNEX A.


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         2.   BILLING AND PAYMENT.  FMC shall pay, or cause to be paid, net of any applicable withholding taxes, any bills and invoices that it receives from Buyer for services provided by Buyer or any of its Affiliates under or pursuant to this Agreement. Such charges may, at Buyer's option, be billed as incurred if the amount involved equals or exceeds $10,000, or if such charges do not exceed $10,000, at the end of each calendar month during the Service Period. All invoices shall, not later than thirty (30) days following receipt by FMC of Buyer's invoice, be paid by wire transfer in accordance with the written instructions provided by Buyer, subject to receiving from Buyer, if reasonably requested by FMC, any appropriate support documentation for such bills and invoices.

         Services requiring use of checks issued by Buyer or other fund transfers by Buyer on behalf of FMC will be provided only to the extent funded by a FMC account or to the extent that FMC provides Buyer with immediately available funds prior to Buyer's issuance of the check or the fund transfer, as the case may be.

         3. VALIDITY OF DOCUMENTS. The Parties shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

         4. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period of [five (5) years], or such earlier, shorter or longer period as may be agreed upon by FMC and Buyer or provided in ANNEX A attached hereto with respect to particular services described in ANNEX A attached hereto; PROVIDED that unless either party gives written notice of its desire to terminate this Agreement at least 180 days prior to the date of the expiration of such five-year term, this Agreement shall be automatically renewed for an additional five-year term.

         5. PARTIAL TERMINATION. Any and all of the services provided hereunder are only terminable earlier than the period specified in Section 4 above or ANNEX A attached hereto by FMC on thirty (30) days' prior written notice to Buyer. Any such termination shall be final.

         6. ACCESS. Subject to Section 8 below, with respect to each service provided by Buyer or any of its Affiliates hereunder, Buyer and FMC shall provide the other Party and its personnel with access to the equipment, office and storage space and systems relating to such service during normal business hours for the term of the applicable Service Period to the extent reasonably required in connection with the provision of such services hereunder; PROVIDED that such access shall be supervised by the appropriate personnel of the Parties.

         7. ASSIGNMENT. This Agreement shall not be assignable in whole or in part by any Party hereto without the prior written consent of the other Parties hereto, except that FMC may assign any of its rights under this Agreement to any of FMC's Affiliates.


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         8.   CONFIDENTIALITY.  Each Party shall cause each of its Affiliates and each of their respective officers, directors and employees to hold all information relating to the business of the other Parties disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any person or entity unless legally compelled to disclose such information; PROVIDED, HOWEVER, that to the extent that any of them may become so legally compelled they may only disclose such information if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the other Parties the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         10. LIMITATION OF LIABILITY. No Party shall be liable to the other or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of the same.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

         12. NOTICES. Unless otherwise indicated herein, all notices, requests, demands or other communications to FMC and Buyer shall be deemed to have been given or made when deposited in the mails, registered or certified mail, return receipt requested, postage prepaid, or by means of overnight delivery service when delivered to such service addressed or by facsimile to FMC or Buyer at the following address:

         TO FMC:        FMC Corporation
                        200 East Randolph Drive
                        Chicago, Illinois  60601
                        Attention:  General Counsel
                        Fax No.  (312) 861-6012

         COPY TO:       Kirkland & Ellis
                        200 East Randolph Drive
                        Chicago, Illinois  60601
                        Attention:  Glen E. Hess, P.C.
                        Fax No.  (312) 861-2200

         TO BUYER:      Iron Horse Acquisition Corp.


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                        c/o TC Group, L.L.C.
                        1001 Pennsylvania Avenue, N.W.
                        Suite 220 South
                        Washington, D.C.  20004
                        Attention:  Allan M. Holt
                        Fax No.:  (202) 347-9250

         COPY TO:       Latham & Watkins
                        1001 Pennsylvania Avenue, N.W.
                        Suite 1300
                        Washington, D.C.  20004
                        Attention:  Bruce E. Rosenblum
                        Fax No.:  (202) 637-2201

         13. MODIFICATION, NONWAIVER, SEVERABILITY. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by FMC and Buyer. Failure by any Party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.

         14. INTERPRETATION. The headings and captions contained in this Agreement and in ANNEX A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean "including without limitation."

         15. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person or entity.

         16. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

         17. RELATIONSHIP OF PARTIES. Except as specifically provided herein, none of the Parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other Party, or in any way bind or commit any other Party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

         18. FORCE MAJEURE. If Buyer is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout


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or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of Buyer, or other acts of God, then upon written notice to FMC, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Buyer shall have no liability to FMC in connection therewith. Buyer shall use reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability.

                                *    *    *    *    *


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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.


                                  FMC CORPORATION


                                  By:     /s/ Charlotte Mitchell Smith
                                          ----------------------------
                                  Title:  Assistant Secretary


                                  UNITED DEFENSE INDUSTRIES, INC.


                                  By:     /s/ Allan M. Holt
                                          -----------------
                                  Title:  President




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